Exhibit 99.1

TICC Announces Results of Operations for the Three and Six Months Ended June 30, 2008

GREENWICH, CT – 8/11/2008 – TICC Capital Corp. (NASDAQ: TICC) announced today that its Board of Directors has declared a distribution of $0.20 per share for the third quarter of 2008.

HIGHLIGHTS

•

For the quarter ended June 30, 2008, we recorded net investment income of approximately $5.8 million, or approximately $0.25 per share, net realized capital gains on investments of approximately $933,000 and net unrealized depreciation on investments of approximately $955,000. In total, we had a net increase in net assets resulting from operations of approximately $0.25 per share for the second quarter.

•	Total investment income for the second quarter amounted to approximately $10.1 million, of which approximately $9.8 million was interest income and approximately $300,000 was fee income.

•

During the quarter ended June 30, 2008, we had realized capital gains of approximately $1.6 million due to the repayment on our debt and sale of our equity investment in Aviel Services, Inc. This gain was partially offset by realized losses associated with the sale of several of our other debt investments of approximately $700,000.

•

We recorded unrealized depreciation on our investments largely due to the reversal of previously recorded unrealized appreciation on our debt and equity investment in Aviel Services, Inc. upon the repayment and sale, respectively, of those investments; this was partially offset by the reversal of previously recorded unrealized depreciation on several of our other debt investments upon the sale of those investments.

•	Our Board of Directors has declared a distribution of $0.20 per share for the third quarter of 2008

•	Payable Date: September 30, 2008

•	Record Date: September 10, 2008

•

Over the past year, the credit markets have gone through dramatic changes. Since the end of the first quarter, and in the absence of having received a written offer for extension of our credit facility from our existing lenders, we have taken steps to reduce our borrowings under our credit facility, and effective August 6, 2008 we have reduced the size of the facility from $150 million to $55 million. On a risk-adjusted basis, we believe that until leverage can be obtained at appropriate pricing and terms with a longer maturity that more closely matches the maturity of our investments, we are better served by de-levering the portfolio. As a result of de-levering our portfolio, our net investment income is now and will likely continue to be less than it might otherwise be on a more fully levered portfolio. However, we believe it is more prudent to remove the uncertainty of continued credit availability on commercially reasonable terms, or at all. Until such time as we can obtain financing on terms which are cost-effective and which more closely approximates the maturity of our borrowings with the average maturity of our investments, we believe that de-levering the portfolio is the appropriate course of action. We also note that, largely as a result of this de-levering, our Board has determined to adjust the third quarter dividend to a level more consistent with that idea.

•

For the quarter ended June 30, 2008 we had repayments of $18.9 million largely consisting of repayments by Aviel Services, Inc. of $14.5 million. Also during the quarter ended June 30, 2008, we received approximately $32.0 million from the sale of portfolio securities, largely resulting from the sale of our investments in Intergraph Corporation ($14.2 million), Integra Telecomm, Inc. ($7.7 million) and Iridium Satellite LLC ($7.4 million).

•

At June 30, 2008, the weighted average yield of our debt investments (excluding cash equivalents and assuming no interest income on the investments placed on non-accrual status) was approximately 10.3%.

•

Expenses for the quarter were approximately $5.8 million, including approximately $1.3 million in interest expense, reflecting outstanding borrowings under our credit facility, and approximately $1.9 million in investment advisory fees.

•	At June 30, 2008, approximately $70.0 million was outstanding under our credit facility. As of August 8, 2008, approximately $55.0 million was outstanding under the facility.

•

On May 23, 2008 we issued to our stockholders of record as of May 23, 2008 transferable rights to subscribe for up to 4,339,226 shares of our common stock. Record date stockholders received one right for each outstanding share of common stock owned on the record date. The rights offering, which was oversubscribed, resulted in the issuance of approximately 4.3 million shares of TICC common stock on June 18, 2008. The net proceeds after payment of dealer-manager fees and after other offering-related expenses were approximately $20.9 million. Subsequently, we used the net proceeds received in this offering to repay indebtedness owed under our credit facility.

SUBSEQUENT EVENTS

•	On July 31, 2008, the Board of Directors declared a distribution of $0.20 per share for the third quarter, payable on September 30, 2008 to shareholders of record as of September 10, 2008.

•	Pursuant to our request and in accordance with the terms of our credit facility, the amount under our credit facility was reduced from $150 million to $55 million, effective August 6, 2008.

We will host a conference call to discuss our second quarter results and our leverage strategy today, Monday, August 11, 2008 at 10:00 AM EDT. Please call 800-860-2442 to participate. A replay of the conference call will be available for approximately 30 days. The replay number is 877-344-7529, the replay passcode is 421640.

The following financial statements are unaudited and without footnotes. Readers who would like additional information should obtain our Form 10-K for the period ended December 31, 2007, and subsequent reports on Form 10-Q as they are filed.

TICC CAPITAL CORP.

STATEMENTS OF ASSETS AND LIABILITIES (UNAUDITED)

	June 30, 2008	December 31, 2007
	(unaudited)
ASSETS
Investments, at fair value (cost: $361,185,620 @ 6/30/08; $411,125,347 @ 12/31/07)
Non-affiliated/non-control investments ($340,073,159 @ 6/30/08; $389,288,207 @ 12/31/07)	$286,448,295	$360,530,609
Control investments (cost: $21,112,461 @ 6/30/08; $21,837,140 @ 12/31/07)	25,625,000	24,837,140

Total investments at fair value	312,073,295	385,367,749

Cash and cash equivalents	15,366,663	7,944,608
Interest receivable	1,564,860	2,876,424
Prepaid expenses and other assets	297,168	201,372

Total assets	$329,301,986	$396,390,153

LIABILITIES
Investment advisory fee payable to affiliate	$1,904,270	$2,123,168
Accrued interest payable	56,724	310,312
Accrued expenses	1,882,307	87,170
Loans payable	70,000,000	136,500,000

Total liabilities	73,843,301	139,020,650

NET ASSETS
Common stock, $0.01 par value, 100,000,000 shares authorized, and 26,189,851 and 21,563,717 issued and outstanding, respectively	261,899	215,637
Capital in excess of par value	319,306,013	296,578,543
Net unrealized depreciation on investments	(49,112,325)	(25,757,598)
Accumulated net realized losses on investments	(12,490,384)	(13,389,509)
Distributions in excess of investment income	(2,506,518)	(277,570)

Total net assets	255,458,685	257,369,503

Total liabilities and net assets	$329,301,986	$396,390,153

Net asset value per common share	$9.75	$11.94

TICC CAPITAL CORP.

STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended June 30, 2008	Three Months Ended June 30, 2007	Six Months Ended June 30, 2008	Six Months Ended June 30, 2007
INVESTMENT INCOME
From non-affiliated/non-control investments:
Interest income - debt investments	$8,933,424	$8,694,043	$19,382,948	$17,352,443
Interest income - cash and cash equivalents	68,691	103,030	124,683	224,549
Other income	323,645	1,025,462	531,425	1,305,712

Total investment income from non-affiliated/non-control investments	9,325,760	9,822,535	20,039,056	18,882,704

From control investments:
Interest income - debt investments	748,660	848,134	1,515,187	1,684,825
Other income	0	0	0	0

Total investment income from control investments	748,660	848,134	1,515,187	1,684,825

Total investment income	10,074,420	10,670,669	21,554,243	20,567,529

EXPENSES
Compensation expense	222,000	200,000	444,000	400,000
Investment advisory fees	1,904,271	1,781,001	4,084,126	3,422,556
Professional fees	375,689	191,512	725,616	442,697
Interest expense	1,261,630	1,233,562	3,323,067	2,237,788
General and administrative	538,656	307,606	934,604	479,347

Total expenses	4,302,246	3,713,681	9,511,413	6,982,388

Net investment income	5,772,174	6,956,988	12,042,830	13,585,141

Net change in unrealized appreciation or depreciation on investments	(955,331)	(6,822,463)	(23,354,727)	(9,847,924)

Net realized gains on investments	932,944	236,972	899,125	93,765

Net increase (decrease) in net assets resulting from operations	$5,749,787	$371,497	$(10,412,772)	$3,830,982

Net increase in net assets resulting from net investment income per common share:
Basic and diluted(1)	$0.25	$0.34	$0.54	$0.67
Net increase (decrease) in net assets resulting from operations per common share:
Basic and diluted(1)	$0.25	$0.02	$(0.47)	$0.19
Weighted average shares of common stock outstanding:
Basic and diluted(1)	22,708,251	20,228,754	22,363,146	20,187,949

(1)

In accordance with SFAS 128-Earnings per Share, the weighted-average shares of common stock outstanding used in computing basic and diluted earnings per share were increased retroactively by a factor of 1.021% to recognize the bonus element associated with rights to acquire shares of common stock that were issued to stockholders on May 23, 2008.

TICC CAPITAL CORP.

FINANCIAL HIGHLIGHTS (UNAUDITED)

	Three Months Ended June 30, 2008	Three Months Ended June 30, 2007	Six Months Ended June 30, 2008	Six Months Ended June 30, 2007
Per Share Data
Net asset value at beginning of period	$10.81	$13.60	$11.94	$13.77

Net investment income(1)	0.25	0.34	0.54	0.67
Net realized and unrealized capital gains (losses)(2)	0.01	(0.32)	(1.01)	(0.48)
Effect of shares issued, net of offering expenses	(1.02)	0.01	(1.06)	0.03

Total from investment operations	(0.76)	0.03	(1.53)	0.22

Total distributions(3)	(0.30)	(0.36)	(0.66)	(0.72)

Net asset value at end of period	$9.75	$13.27	$9.75	$13.27

Per share market value at beginning of period	$7.52	$16.91	$9.23	$16.14
Per share market value at end of period	$5.46	$15.79	$5.46	$15.79
Total return(4)	(23.40%)	(4.49%)	(34.61%)	2.19%
Shares outstanding at end of period	26,189,851	19,907,086	26,189,851	19,907,086
Ratios/Supplemental Data
Net assets at end of period (000’s)	$255,459	$264,207	$255,459	$264,207
Average net assets (000’s)	$239,778	$272,266	$249,956	$272,908
Ratio of expenses to average net assets(5)	7.18%	5.46%	7.61%	5.12%
Ratio of expenses, excluding interest expense, to average net assets(5)	5.07%	3.64%	4.95%	3.48%
Ratio of net investment income to average net assets(5)	9.63%	10.22%	9.64%	9.96%

(1)	Represents per share net investment income for the period, based upon average shares outstanding.

(2)	Net realized and unrealized capital gains (losses) include rounding adjustment to reconcile change in net asset value per share.

(3)

Dividends for the second quarter of 2008 were funded from net investment income for the three months ended June 30, 2008. Management monitors available taxable earnings, including net investment income and realized capital gains, to determine if a tax return of capital may occur for the year. To the extent the Company’s taxable earnings fall below the total amount of the Company’s distributions for a fiscal year, a portion of those distributions may be deemed a tax return of capital to the Company’s stockholders. However, if the character of such distributions were determined as of June 30, 2008, approximately $0.12 per share of the Company’s distributions for the six-month period, would have been characterized as a tax return of capital to the Company’s stockholders.

(4)

Total return equals the increase or decrease of ending market value over beginning market value, plus distributions, divided by the beginning market value, assuming dividend reinvestment prices obtained under the Company’s dividend reinvestment plan. Total return is not annualized.

(5)	Annualized.

About TICC Capital Corp.

We are a publicly traded business development company principally engaged in providing capital to small to mid-size technology-related companies. While the structures of our financings vary, we look to invest primarily in the debt of established technology-related businesses. Companies interested in learning more about financing opportunities should contact Barry Osherow at (203) 661-9572 or visit our website at www.ticc.com.

Forward-Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.